UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 21, 2005
Nextel Partners, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

000-29633	91-1930918

(Commission File Number)	(IRS Employer Identification No.)
4500 Carillon Point
Kirkland, Washington 98033

(Address of Principal Executive Offices)	(Zip Code)
(425) 576-3600

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On July 21, 2005, the Board of Directors of Nextel Partners, Inc. (the “Company”) accepted the resignation of Timothy M. Donahue from the Company’s Board of Directors. Mr. Donahue had been elected to the Company’s Board of Directors as the designee of Nextel WIP Corp. (“Nextel WIP”), an indirect wholly owned subsidiary of Nextel Communications, Inc. (“Nextel”), pursuant to the Company’s Amended and Restated Shareholders’ Agreement dated as of February 18, 2000, as amended. Mr. Donahue’s letter of resignation is being filed as Exhibit 99.1 hereto and is incorporated herein by reference.
     On July 21, 2005, the Board of Directors of the Company elected Christopher T. Rogers to the Company’s Board of Directors. Mr. Rogers is currently Senior Vice President, Global Initiatives and Spectrum Group, of Nextel and has been elected to the Company’s Board of Directors as the designee of Nextel WIP pursuant to the Company’s Amended and Restated Shareholders’ Agreement. A copy of the letter of designation from Nextel WIP is being filed as Exhibit 99.2 hereto and is incorporated herein by reference.
     As has been disclosed in previous filings with the Securities and Exchange Commission, the Company is a party to several agreements with Nextel WIP:
     Amended and Restated Shareholders’ Agreement. On January 29, 1999, the Company entered into a Shareholders’ Agreement with Nextel WIP, DLJ Merchant Banking Partners II, L.P. and certain of its affiliates (“DLJ Merchant Banking”), Madison Dearborn Capital Partners II, L.P. (“Madison Dearborn Partners”), Eagle River Investments, L.L.C. (“Eagle River Investments”), Motorola, Inc. (“Motorola”), the Company’s senior management stockholders and all of the other parties who were stockholders prior to the Company’s initial public offering. In that agreement, the parties agreed to certain matters relating to the Company’s management and operations and the sale, transfer or other disposition of the Company’s capital stock by these stockholders. This agreement also granted Nextel WIP certain preemptive rights to purchase shares of stock offered to the public by the Company, DLJ Merchant Banking or Madison Dearborn Partners and, as noted above, the right to designate a director to the Company’s Board of Directors. In addition, pursuant to this agreement, the Company granted to DLJ Merchant Banking and Madison Dearborn Partners certain demand registration rights and to all of the parties “piggyback” registration rights. This agreement was amended and restated in February 2000 in connection with the initial public offering of the Company’s Class A common stock and has subsequently been amended several times. In addition to the Company, the current parties to the Amended and Restated Shareholders’ Agreement are Nextel WIP, Madison Dearborn Partners, Eagle River Investments, Motorola and the following stockholders who are also part of the Company’s senior management or otherwise employed by the Company: John Chapple, David Aas and Mark Fanning. The Amended and Restated Shareholders’ Agreement terminates on January 29, 2014.
     Nextel Operating Agreements. The Company, through its principal subsidiary, entered into agreements with Nextel WIP that govern the build-out and operation of the Company’s portion of the Nextel Digital Wireless Network. As of the March 31, 2005, Nextel WIP held approximately 31.6% of the Company’s outstanding common stock. Except as specifically set forth below, these operating agreements were executed on January 29, 1999 and, in some cases, were amended on September 9, 1999 and again on September 27, 2000, and have an initial term of ten years, which may be extended for up to an additional two and a half years and renewed for up to four ten-year renewal terms at the Company’s option.
Joint Venture Agreement. The Company’s joint venture agreement with Nextel WIP requires the Company to build and operate the Company’s portion of the Nextel Digital Wireless Network on time, make it compatible with Nextel’s systems, meet or exceed quality standards applicable from time to time to Nextel’s subsidiaries operating in the United States, and offer a set of core service features and upgrade the Company’s system to comply with future Nextel standards. This agreement also governs the transfer of licenses from Nextel WIP to the Company. To the extent that the Company requires additional frequencies to operate the Company’s business, the joint venture agreement sets forth the terms under which the Company may acquire such frequencies from Nextel WIP, from third parties or in auctions of spectrum by the FCC. All of the frequencies the Company acquired or may acquire from Nextel WIP are subject to transfer restrictions and rights of first refusal in favor of Nextel WIP.

Additional terms of the joint venture agreement are as follows: Nextel WIP has agreed to assist the Company with securing vendor discounts; the Company has agreed to obtain Nextel WIP’s approval prior to taking certain significant actions, including making a material change to the Company’s business objectives or technology; with limited exceptions, Nextel WIP has agreed that during the term of the joint venture agreement, Nextel and/or its subsidiaries will not provide digital mobile wireless communications services within the Company’s territories using the Nextel brand name; Nextel WIP has agreed to negotiate with the Company to give us the first right in the Company’s territories to own and operate businesses using the 900 MHz frequency that Nextel currently holds; and the Company is generally required to adhere to the same standards for pricing structure, advertising, promotions, customer care, telemarketing and related activities as the Nextel subsidiaries operating in the United States.
Other Operating Agreements. The Company has also entered into operating agreements with Nextel WIP with respect to: the license to Nextel trademarks and service marks; the ability of each party’s subscribers to roam in the other party’s territory; Nextel’s use of analog systems and services in the Company’s territories; access to telecommunications towers space; access to information systems; and telecommunications switching services. For the year ended December 31, 2004 and for the three months ended March 31, 2005, the Company paid to Nextel WIP approximately $139.6 million and $43.5 million, respectively, for such services and received from Nextel WIP approximately $158.7 million and $44.8 million, respectively, in roaming revenue.
Agreement Specifying Obligations and Limiting Liability of, and Recourse to, Nextel Communications. All of the Company’s operating agreements are with Nextel WIP, not Nextel. Pursuant to the terms of the agreement specifying obligations and limiting liability of, and recourse to, Nextel, the maximum cumulative, aggregate cash liability of Nextel and controlled affiliates, other than Nextel WIP, for any and all actual or alleged claims or causes of action arising in connection with any aspect of the agreements governing or otherwise relating to the operating agreements is capped at $200 million, subject to adjustments for amounts previously advanced. However, some significant Nextel obligations, including causing Nextel WIP to buy the Company’s stock from the Company’s other stockholders under certain circumstances, are not be subject to the cap.
     Certain Obligations Under the Company’s Charter. The Company’s Certificate of Incorporation, under certain circumstances, allows Nextel WIP, or allows holders of the Company’s Class A common stock to cause Nextel WIP, to purchase all of the Company’s outstanding Class A common stock. In any such event, Nextel WIP will have the choice of paying for any shares of Class A common stock in cash or, subject to meeting specified requirements, in listed shares of Nextel common stock. Events that trigger these rights and obligations include:
•	January 29, 2008, subject to certain postponements by the Company’s board of directors;
•	If Nextel changes its digital transmission technology, the change is materially adverse to the Company and Nextel WIP determines not to provide the Company free of charge the equipment necessary to provide the Company’s subscribers with service comparable to what they had been receiving;
•	If Nextel WIP requires a change in the Company’s business, operations or systems, the change is materially adverse to the Company, Nextel WIP does not subsidize the Company for the costs of such change and the Company declines to implement the required change; or
•	Termination of the Company’s operating agreements with Nextel WIP as a result of the Company’s breach.
     The holders of the Company’s Class A common stock may cause Nextel WIP to purchase all outstanding Class A common stock upon the occurrence of certain triggering events. If a triggering event occurs and the holders of the Company’s Class A common stock determine to require Nextel WIP to purchase all of the Company’s outstanding Class A common stock, all stockholders will be required to sell their shares to Nextel WIP. In any such event, Nextel WIP will have the choice of paying for any shares of Class A common stock in cash or, subject to meeting specified requirements, in listed shares of Nextel common stock. Events that trigger these rights and obligations include:
•	Change of control of Nextel;
•	If the Company does not implement a change in the Company’s business, operations or systems required by

Nextel WIP, the change is materially adverse to the Company, and the Company’s board of directors provides non-Nextel affiliated stockholders with the opportunity to require Nextel WIP to buy their shares of Class A common stock and a majority of the stockholders vote to do so; or
•	Termination of the Company’s operating agreements with Nextel WIP as a result of a breach by Nextel WIP.
     Holders of the Company’s Class A common stock also have the right and/or obligation to participate in any sale by Nextel WIP of all of its shares of the Company’s capital stock to a third party occurring after January 29, 2011. Pursuant to the Amended and Restated Shareholders’ Agreement, prior to January 29, 2011, Nextel WIP cannot transfer its shares of the Company’s capital stock to a third party. In the event that the holders of a majority of the Class A common stock elect to participate in such sale, then pursuant to the Company’s Certificate of Incorporation, all holders of Class A common stock will be required to participate.
ITEM 9.01   Financial Statements and Exhibits.

Exhibits
99.1 99.2	Letter of Resignation from Timothy M. Donahue Letter of Designation from Nextel WIP Corp.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTEL PARTNERS, INC. (Registrant)
Date: July 25, 2005	/s/ Donald J. Manning
Donald J. Manning, Vice President,
General Counsel and Secretary